Exhibit 99.2

Heritage Commerce Corp
Approves Cash Dividend and Stock Repurchase Program

San Jose, California - February 13, 2006 - Heritage Commerce Corp (Nasdaq:HTBK), today announced its Board of Directors declared a $0.05 per share quarterly cash dividend for the quarter ended December 31, 2005. The dividend will be paid on March 15, 2006, to shareholders of record on February 20, 2006. This payment marks the Company’s first cash dividend.

In addition, the Board of Directors authorized the repurchase of up to $10 million of common stock through June 30, 2007. Shares may be repurchased in open market purchases or in privately negotiated transactions as permitted under applicable rules and regulations. The repurchase program, which will be financed by available cash, may be modified, suspended or terminated by the Board of Directors at any time without notice. The extent to which the Company repurchases its shares and the timing of such repurchased will depend upon market conditions and other corporate considerations.

"Initiating a cash dividend and approving a stock repurchase program signals our continued confidence in our business outlook,” said Walt Kaczmarek, Chief Executive Officer. “And we believe it’s important to share our success with our shareholders.”

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View and Los Altos. Heritage Bank of Commerce is also an SBA Preferred Lender ranked the fourth largest SBA lender in Northern California and fourteenth in the State of California, with Loan Production Offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville and Pittsburg, California.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include, but are not necessarily limited to, the Company’s ability to sustain dividend payments, fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC